EXHIBIT 6.9

May 18, 2026

Wund Healing Biopharmaceuficals, Inc.

8683 W. Sahara Avenue, Suite 280

Las Vegas, NV 89117

Daniel Montano, CEO

Zhittya Genesis Medicine

3017 Carbondale Street

Las Vegas, NV 89135

Re: The Right of Offset

Dear Mr. Montano,

This letter documents the Right of Offset between Zhittya Genesis Medicine, Inc. (Zhittya) and Wund Healing Biopharmaceuticals, Inc. (Wund).

Right of Offset. Either Party may, at its option and without prior notice (except to the extent required by applicable law), set off and apply any and all amounts owing by it to the other Party against any and all amounts owing by the other Party to it, whether such obligations are matured or unmatured, liquidated or unliquidated, fixed or contingent. The exercise of any right of setoff hereunder shall not constitute an election of remedies and shall not limit or impair any other rights or remedies available to such Party.

Sincerely,

John Laub, CEO
Wund Healing Biopharmaceuficals, Inc.

Signed by Zhittya Genesis Medicine, Inc
May 18, 2026
Dan Montano	Date